EXHIBIT 10.12



                                LICENSE AGREEMENT


      THIS LICENSE AGREEMENT (the "Agreement") is entered into as of November 8, 2002 (the "Effective Date") by and between AKESIS PHARMACEUTICALS, INC., having offices at 4370 La Jolla Village Drive, Suite 685, San Diego, California 92122 ("Akesis"), and GENDER SCIENCES, INC., a New Jersey corporation, located at 10 West Forest Avenue, Englewood, New Jersey 07631 ("GS").

                                    RECITALS

      WHEREAS, GS desires to obtain from Akesis, and Akesis desires to grant to GS, an exclusive license under the Licensed Technology to Commercialize (as defined below) the Products in the Territory, as more fully described herein.

      NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.    DEFINITIONS

      The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

      1.1 "Affiliate" shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding definition, "control" shall mean beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

      1.2 "Applicable Laws" shall mean (a) all U.S. federal, state and local laws, statutes, rules, regulations, ordinances (including any amendments thereto), applicable to the import, export, manufacture and distribution of Products, including, without limitation, the applicable regulations and guidelines of the FDA; provided, however, that in the event of any conflict between the foregoing sources of authority, U.S. federal law and regulations shall be given priority; and (b) all supranational, national, local and other laws, statutes, rules, regulations, ordinances (including any amendments thereto), applicable to the import, export, manufacture and distribution of Products in any jurisdiction in the Territory outside the U.S. where Akesis or its Affiliates Commercializes Products.

      1.3 "Commercialize" or "Commercialization" shall mean to market, have marketed, make, have made, manufacture, have manufactured, use, sell, offer for sale, have sold, distribute, have distributed, import, have imported, and commercialize in any other manner related thereto.



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      1.4 "Confidential Information" shall mean any confidential or proprietary information, and any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, the parties agree that the financial terms of the Agreement will be considered Confidential Information of both parties.

      1.5 "Contract Quarter" shall mean, in any Calendar Year, each successive period of three (3) consecutive calendar months commencing on the first day of such a calendar month.

      1.6 "Contract Year" shall mean each successive period of twelve (12) consecutive months commencing on the date that is six (6) months from the Product Launch Date.

      1.7 "Control" shall mean, with respect to any intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such party would first be required hereunder to grant the other party such access, license or sublicense.

      1.8 "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

      1.9 "First Financing" shall mean the closing of the first transaction or series of transactions in which one or more financial investors purchase equity, debt, or other securities of GS, or an Affiliate thereof, for aggregate gross proceeds of US$350,000, or such lesser amount as GS reasonably determines is necessary to finance the contemplated six (6) month Marketing Test Period (as defined below).

      1.10 "Know-How" shall mean all know-how, trade secrets, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, Controlled by Akesis as of the Effective Date that are: (a) necessary or useful for the manufacture, use or sale of Products; and (b) are not generally publicly known; but excluding the Licensed Patents.

      1.11 "Licensed Patents" shall mean, to the extent necessary or useful for the manufacture, use, distribution or sale of Products in the Territory, all Patents that Akesis Controls as of the Effective Date or during the Term, but expressly excluding US Patent No. 6,376,549 issued April 23, 2002 entitled "Metformin-containing compositions for the treatment of diabetes." The Licensed Patents existing as of the Effective Date are listed in Exhibit A hereto.

      1.12 "Licensed Technology" shall mean the Licensed Patents and the Know-How.

      1.13 "Marketing Plan" shall have the meaning provided in Section 3.1.

      1.14 "Marketing Test Period" shall mean the marketing test period commencing on the Effective Date and expiring on the Product Launch Date (as defined below).



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      1.15 "Net Sales" shall mean the gross revenues actually received in cash by GS and its Affiliates from sales of Products, less the following items: (i) transportation and shipping costs where separately charged; (ii) sales, use and excise taxes and duties paid or allowed by GS and any other governmental charges imposed upon GS for the production, use, sale or license of the Products; (iii) actual credits, discounts, allowances and returns granted to customers; and (iv) normal and customary trade and quantity discounts and allowances. Except as herein provided, Net Sales shall be determined by using U.S. Generally Accepted Accounting Principles consistently applied.

      1.16 "Patents" shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts of any of the foregoing, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts of any of the foregoing.

      1.17 "Product" shall mean a micronutrient supplement described in Exhibit B hereto, in any form, formulation, or derivative thereof that will be marketed and sold as any product other than an FDA approved drug or prescription pharmaceutical product.

      1.18 "Product Launch Date" shall mean the date on which GS shall initiate marketing and distribution of Products, which shall be mutually agreed upon by the parties in good faith, but shall in no event be later than May 1, 2003. The parties agree that, to the extent practicable, the Product Launch Date will be the first business day of a calendar month.

      1.19 "Second Financing" shall mean the closing of the first transaction or series of transactions, after the First Financing, in which one or more financial investors purchase equity, debt, or other securities of GS, or an Affiliate thereof, for aggregate gross proceeds of US$2,500,000 (excluding the proceeds of the First Financing), or such lesser amount as GS reasonably determines is necessary to finance the Commercialization of the Products.

      1.20 "Target Customer" shall mean an individual consumer with diabetes, pre-diabetic symptoms, or prone to diabetes, including, without limitation, the obese, hyperglycemia and hypoglycemia population.

      1.21 "Term" shall have the meaning provided in Section 8.1.

      1.22 "Territory" shall mean North America, Central America and South America.

      1.23 "Third Party(ies)" shall mean any entity other than Akesis or GS or an Affiliate of Akesis or GS.

      1.24 "Trademark" shall have the meaning provided in Section 3.3.

2.    LICENSE

      2.1 License Grant. Subject to the terms and conditions of this Agreement, Akesis hereby grants to GS during the term of this Agreement an exclusive, royalty-bearing license, without the right to sublicense, under the Licensed


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Technology to Commercialize the Products in the Territory. Notwithstanding the
foregoing, GS shall have the right to alter, change or modify the Licensed Technology to develop and Commercialize prescription pharmaceutical versions of the Products in the Territory on a non-exclusive basis and subject to the remaining terms of this Agreement. Akesis acknowledges and agrees that GS shall have the right to enter into a contract with Third Parties under private label agreements and/or other strategic or marketing agreements; provided, however that GS shall remain responsible for any and all performance obligations and duties required under this Agreement, including, but not limited to, (i) the Commercially Reasonable and Diligent Efforts (as defined below); (ii) any and all license fees and royalties provided for herein; and (iii) all other work required hereunder.

3.    MANUFACTURING, MARKETING AND DISTRIBUTION

      3.1 Responsibility. Subject to the terms and conditions of this Agreement, GS shall be solely responsible for the Commercialization of Products in the Territory. GS shall, and shall cause its Affiliates to, Commercialize Products in the Territory in accordance with all Applicable Laws, the marketing plan that is currently being developed by GS (the "Marketing Plan") and the terms of this Agreement. GS shall present the Marketing Plan to Akesis on or before the Product Launch Date. GS may amend the Marketing Plan from time to time; provided, however, that any material changes shall require the mutual written agreement of the parties hereto.

      3.2 Efforts. The license granted to GS under Article 2 is expressly subject to GS's continuing, during the Term, to use Commercially Reasonable and Diligent Efforts to Commercialize the Products in the Territory in accordance with the Marketing Plan. As used herein, "Commercially Reasonable and Diligent Efforts" shall mean those efforts, consistent with the exercise of prudent scientific and business judgment, as applied to Commercialization activities.

      3.3 Trademarks. The parties shall mutually agree upon one or more trademarks or trade names for use in the Commercialization of Products in the Territory (excluding any Akesis or GS corporate trademarks or trade names, the "Trademarks"), and GS shall Commercialize Products in the Territory using the applicable Trademark(s). GS shall retain the ownership of the entire right, title and interest in and to the Trademarks, and all goodwill associated with or attached to the Trademarks arising out of the use thereof by GS or its Affiliates shall inure to the benefit of GS. Akesis agrees that it will not contest, oppose or challenge GS' ownership of the Trademarks. Akesis agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair GS' ownership of or rights in and to the Trademarks or any registration thereof or that may depreciate the value of the Trademarks or the reputation of GS. GS shall obtain the prior written approval of Akesis of the form and manner in which the Trademarks will be used upon, in connection with, or in relation to, the Products, or any packaging, labels, containers, advertisements and other materials related thereto. GS shall be responsible for registration, maintenance and enforcement of the Trademarks, including any fees, costs or expenses in connection therewith. Akesis shall, at GS' request and expense, assist GS in any action reasonably necessary or desirable to protect the Trademarks used or proposed to be used hereunder. Akesis shall as soon as practicable notify GS of any apparent infringement by a Third Party of any of the Trademarks.


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

4.    PAYMENTS

      4.1 License Fees. GS shall pay to Akesis up to an aggregate total of US$400,000 in non-refundable, non-creditable license fees as follows:

      (a)   US$12,500 in cash on the Effective Date;

      (b)   US$12,500 in cash within forty-five (45) days of the Effective Date;

      (c) US$125,000 in cash following the First Financing and on the earlier of (i) GS' satisfactory completion of due diligence with respect to the ingredients of the Products as evidenced by written notice from GS to Akesis after the Effective Date, or (ii) One Hundred and Twenty Days (120) from the Effective Date;

      (d) US$200,000, in securities of GS (determined based on the per-share price paid by financial investors in the Second Financing) concurrently with the closing of the Second Financing. Notwithstanding the foregoing, if the aggregate proceeds of the Second Financing are less than $2,500,000, GS shall (i) pay Akesis a pro rated amount of equity equal to (a) the aggregate proceeds received therefrom, (b) divided by $2,500,000, (c) multiplied by $200,000; and (ii) pay Akesis in cash amount equal to the difference between the value of the securities issued and $200,000 (i.e., for purposes of example only, if the aggregate proceeds of the Second Financing are $2,000,000, GS shall pay Akesis US$160,000 in securities ((2,000,000/2,500,000) ($200,000)= $160,000 and US$40,000
            in cash). Such securities shall be of the same class and series as the securities purchased by financial investors in the Second Financing, and Akesis shall be entitled to all of the rights conferred upon financial investors in the Second Financing under any investor rights, registration rights, voting, co-sale and/or other comparable agreement entered into by GS and such investors. Securities payable in this Section 4.1(d) are due at closing of the Second Financing. Any cash due from this Section 4.1 (d), or in the event no Second Financing occurs, the entire cash amount shall be payable monthly in 12 equal cash payments beginning on the Product Launch Date.

      (e)   US$50,000 in cash within fourteen (14) days of the Product Launch
            Date.

In the event that this Agreement is terminated prior to payment in full of all license fees set forth in this Section 4.1, (i) Akesis shall be entitled to retain any payments made under this Section 4.1 prior to such termination, (ii) GS shall remain obligated to pay any amounts that became due under this Section
4.1 prior to such termination that have not been paid in full, and (iii) GS shall not be or become obligated to pay any of the foregoing amounts that have not become due on or before such termination.

      4.2 Royalty Payments. GS shall pay to Akesis royalties on Net Sales of Products by GS and its Affiliates the greater of (i) ten percent (10%) of Net Sales of Product, or (ii) $1.65 per stock keeping unit (SKU) of Product. GS shall be entitled to credit earned on royalties paid pursuant to this Section
4.2 against the minimum royalty payments due under Section 4.3.


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

      4.3 Minimum Royalty Payments.

      (a) Subject to Section 4.3(b) below, commencing six (6) months from the Product Launch Date, GS shall pay to Akesis the minimum royalty payments set forth below, determined on a Contract Quarter basis for each Contract Year:

                                                         Minimum Royalty
          Contract Year    Contract Quarter                  Payment
          -------------    ----------------              ---------------
          One              One......................         $25,000
                           Two......................         $50,000
                           Three....................         $75,000
                           Four.....................        $100,000
                                                          ----------
                                                            $250,000

          Two              One......................        $125,000
                           Two......................        $175,000
                           Three....................        $200,000
                           Four.....................        $250,000
                                                          ----------
                                                            $750,000

          Three            One......................        $350,000
                           Two......................        $450,000
                           Three....................        $550,000
                           Four.....................        $650,000
                                                          ----------
                                                          $2,000,000

          Four             One......................        $700,000
                           Two......................        $725,000
                           Three....................        $775,000
                           Four.....................        $800,000
                                                          ----------
                                                          $3,000,000

          Five             One.....................         $850,000
                           Two.....................         $950,000
                           Three...................       $1,050,000
                           Four....................       $1,150,000
                                                          ----------
                                                          $4,000,000

After the initial Term of this Agreement, any renewal Terms under Section 8.1 below shall be subject to ongoing quarterly minimum royalty payments under this
Section 4.3 in the amount of $1,125,000.

      (b) The parties hereby acknowledge and agree that the Products contain an active ingredient known as "vanadyl sulfate hydrate" ("Vanadium"). If, during the Term of this Agreement or any renewal Terms thereof, any federal, state, or local law, legislation, rule, regulation, ordinance or code of the United States or any subdivision thereof relating to Vanadium materially and adversely affects GS' ability to Commercialize the Products (the "Regulation"), GS shall have no obligation to pay the minimum royalty payments set forth above for so long as the Regulation is in effect.


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      4.4 Calculation and Payment of Royalties; Payment of Minimum Royalties.

      (a) Payments pursuant to Section 4.2 and reports for the sale of Products shall be calculated and reported for each calendar month. All payments due to Akesis pursuant to Section 4.2 shall be paid within ten (10) days of the end of each calendar month. Each such payment shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, the number of Products sold by GS and GS has actually received payment for the same, the net revenues actually received by GS and Net Sales of Products, the royalty payable under Section 4.2, in U.S. dollars, the method used to calculate such royalty and the exchange rates used.

      (b) Payments pursuant to Section 4.3 shall be due on a Contract Quarter basis. All payments due to Akesis pursuant to Section 4.3 shall be paid within ten (10) days of the end of each Contract Quarter. Each such payment shall be accompanied by a report showing calculation of the amount due, using the amount specified in Section 4.3, less earned royalties paid under Section 4.2 for the applicable Contract Quarter.

      4.5 Third Party Licenses. If one or more licenses under any Patent(s) of a Third Party or Parties are required by GS to Commercialize Products in the Territory as permitted by this Agreement ("Third Party Patent License(s)"), fifty percent (50%) of any royalties actually paid by GS under such Third Party Patent License(s) with respect to Commercialization of such Product shall be creditable against the royalty payments to be paid to Akesis by GS with respect to the sale of such Product in such country; provided, however, that, on a Product-by-Product and country-by-country basis, the royalties payable to Akesis in any given year shall not be reduced by more than fifty percent (50%) of the royalties that would otherwise be payable under Sections 4.2 and 4.3 hereof.

      4.6 Tax Withholding. Akesis will pay any and all taxes levied on account of payments it is entitled to receive under this Agreement. If any taxes are required to be withheld by GS, GS will (a) deduct such taxes from the payment made to Akesis, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Akesis and certify its receipt by the taxing authority within thirty (30) days following such payment.

      4.7 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal, Western Edition, on the last business day of the applicable calendar month or Contract Quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Akesis, unless otherwise specified in writing by Akesis.

      4.8 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of one and one-half percent (1.5%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Akesis from exercising any other rights it may have as a consequence of the lateness of any payment.


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      4.9 Records; Audits. During the term of this Agreement and for a period of three (3) years thereafter, GS shall keep complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Akesis to confirm the accuracy of payments due hereunder. Akesis shall have the right to cause an independent, certified public accountant reasonably acceptable to GS to audit such records to confirm Net Sales and royalty payments for a period covering not more than the preceding three (3) years. Akesis agrees to treat, and to use its best efforts to cause such accountant to treat, all such information as confidential and not to use or disclose any such information for any purpose except to determine compliance with this Agreement. For the avoidance of doubt, GS shall not be obligated to provide Akesis or such accountant with access to any records or information other than that which is necessary to confirm Net Sales and royalty payments hereunder. Such audits may be exercised during normal business hours upon reasonable prior written notice to GS. Prompt adjustments shall be made by the parties to reflect the results of such audit. Akesis shall bear the full cost of such audit unless such audit discloses a variance of more than seven and one-half percent (7.5%) from the amount of royalties due under this Agreement, in which case, GS shall bear the full cost of such audit.

5.    INTELLECTUAL PROPERTY

      5.1 Ownership of Licensed Technology. Akesis shall at all times remain the sole and exclusive owner of the Licensed Technology.

      5.2 Patent Prosecution and Maintenance. Akesis shall file, prosecute and maintain all patent applications and patents included in the Licensed Patents. Akesis shall provide GS with an opportunity to review and discuss with Akesis prosecution strategy and to consult with Akesis on the content of patent filings. Akesis shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing and prosecution of such patent applications and the maintenance of such patents. Akesis agrees to notify GS in writing in a timely manner if it does not desire to support the continued prosecution or appeals or maintenance of any Licensed Patent. In the event Akesis declines to pursue, or does not, within sixty (60) days following written request from GS, take reasonably requested action with respect to the filing, prosecution or maintenance of any Licensed Patent, GS may, at its own expense, continue to prosecute or maintain such Licensed Patent in the name and on behalf of Akesis; provided, however that GS shall be entitled, at Akesis' option, to either (i) a credit earned on reasonable expenses GS incurs in connection with therewith against the minimum royalty payments due under Section 4.3; or (ii) reimbursement of all sums spent by GS in connection with the maintenance of the same.

      5.3 Patent Enforcement. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Licensed Patents of which such party becomes aware.

      (a) With respect to any infringement of any patent included in the Licensed Patents, Akesis shall bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, and, solely to the extent such infringement involves the manufacture, use or sale of any product that would compete with the Products in the Territory, GS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. To the extent such infringement involves the


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

manufacture, use or sale of any product that would compete with the Products in the Territory, if Akesis fails to bring an action or proceeding within (i) sixty
(60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, GS shall have the right, but not the obligation, to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, and Akesis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. GS shall be entitled, at Akesis' option, to either (i) a credit earned on litigation and reasonable expenses GS incurs in connection with its enforcement of the Licensed Patents against the minimum royalty payments due under Section 4.3, less any net recovery realized by GS as a result of such litigation; or (ii) reimbursement of all sums spent by GS in connection with its enforcement of the same.

      (b) In the event a party brings an infringement action in accordance with this Section 5.3, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 5.3 in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld). Any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Akesis and/or GS, as the case may be, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by GS as a result of such litigation, after reimbursement of the parties' respective litigation or other reasonable expenses, shall, to the extent attributable to lost sales of Products, be treated as Net Sales of Products by GS.

      5.4 Third Party Infringement Claims. Each party shall promptly notify the other in writing of any allegation by a Third Party that the practice of the Licensed Technology infringes or may infringe the intellectual property rights of such Third Party. A party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such party's activities at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.4 relating to the Licensed Technology in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld). Notwithstanding any other provision herein to the contrary, this Section 5.4 shall not apply to any Indemnified Claims (as defined below).

      5.5 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Licensed Patent. Such cooperation includes, but is not limited to, promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, prosecution or maintenance of any Licensed Patents.

6.    CONFIDENTIALITY

      6.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the term of this


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

Agreement, and for a period of five (5) years thereafter, each party (the "Receiving Party") will maintain in confidence all Confidential Information disclosed by the other party (the "Disclosing Party"). The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party's Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

      6.2 Exceptions. The obligations of confidentiality contained in Section
6.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

      (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

      (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

      (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

      (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

      6.3 Authorized Disclosure. Each party may disclose the other party's Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

      (a) filing, prosecuting or maintaining the Licensed Patents in accordance with this Agreement;

      (b) in the case of GS, practicing the license granted hereunder or preparing and submitting regulatory filings with respect to Products;

      (c) prosecuting or defending litigation or complying with applicable court orders or governmental regulations; or

      (d) disclosure to Affiliates, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.


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

      Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to Section 6.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

      6.4 Existing Confidentiality Agreement. In addition to the confidentiality obligations set forth herein, the parties hereby acknowledge and agree that they each continue to be bound by the obligations and duties set forth in that certain confidentiality agreement currently in effect dated June 6, 2002 by and between the parties hereto.

      6.5 Non-Circumvention. Akesis agrees that during the Term of this Agreement, it shall not directly circumvent or interfere with GS' relationships with respect to (a) any GS customers existing prior to any expiration or termination of this Agreement; and (b) Third Party Subcontractors, distributors, salespersons, or other marketing and sales relationships. In addition, during the Term of this Agreement, Aksesis shall not enter into a relationship with any Third Party that Akesis knows or would have reason to know would have the effect of circumventing or interfering with GS' relationships with respect to (a) or
(b) above. Akesis hereby acknowledges and agrees that this provision shall survive any termination or expiration of this Agreement for so long as GS continues to (i) Commercialize the Products during the Sunset Period, as defined and described in Section 8.4(a)(ii) below; or (ii) Commercialize the Products to customers existing prior to such termination or expiration, as provided for in
Section 8.4(a)(iii) below.

7.    REPRESENTATIONS AND WARRANTIES

      The following Representations and Warranties are made as of the Effective Date of the Agreement.

      7.1 Representations and Warranties of Akesis.

      (a) Authority to License. Akesis represents and warrants to GS that: (i) Akesis has full power and authority to grant the rights granted by this Agreement to GS, that no consent of any other person or entity is required by Akesis to grant such rights other than consents that have been obtained and are in effect, and that neither the performance of this Agreement by Akesis, nor the license to GS of the Licensed Technology or Products will in any way violate any non-disclosure agreement, (ii) there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied, regarding the Licensed Technology which are inconsistent or in conflict with any provision of this Agreement, and (iii) to Akesis' knowledge, neither the practice of the Licensed Technology as practiced by Akesis up to the Effective Date, nor the Commercialization of Products as Commercialized by Akesis up to the Effective Date, infringes the intellectual property rights of any Third Party in the Territory.

      (b) Regulatory Approval. Akesis represents that it is not aware of any specific regulatory approval required to market the Products.

      (c) Clinical Finding. Within its existing customer base and open label studies, results of which have been provided to GS, Akesis is not aware of material adverse events associated with use of the Product.

      (d) Litigation Warranty. Akesis represents and warrants that there is no pending litigation which alleges that the practice of the Akesis Technology would infringe or misappropriate any intellectual property rights of any Third Party, and Akesis has not received any written communication threatening any such litigation, and to its knowledge Akesis' has not received any verbal communication threatening any such litigation.

      7.2 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      7.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY AKESIS HEREUNDER ARE PROVIDED "AS IS" AND AKESIS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

      7.4 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 4 OR LIABILITY FOR BREACH OF ARTICLE 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party's indemnification obligations under Article 9.

8.    TERM; TERMINATION

      8.1 Term. The term of this Agreement will commence as of the Effective Date and, unless sooner terminated as provided hereunder, will continue in full force and effect for sixty-six (66) months after the Product Launch Date (as the same may be extended, the "Term"). Provided that GS has satisfied all of its respective obligations set forth herein, the Term shall automatically renew for additional consecutive one (1) year terms unless GS notifies Akesis in writing of its intent not to renew at least ninety (90) days before the expiration of the then current Term.

      8.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon forty-five (45)days written notice to the other upon the occurrence of any of the following:

      (a) Upon or after bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction, amalgamation or reorganization); or

      (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the forty-five (45) day period following written notice of termination by the non-breaching party (the "Cure Period"). Notwithstanding the foregoing, if, within the Cure Period, the defaulting party has commenced curing the default and continues proceeding with all due diligence to cure the default, then the Cure Period shall be automatically extended for a reasonable amount of time, but in no event more than an additional forty-five (45) days, to allow for the defaulting party to cure the same.

      (c) Notwithstanding any other provision of this Agreement to the contrary, failure by GS to make payments hereunder when due shall constitute a material breach of this Agreement. Furthermore, at Akesis' option this Agreement shall be subject to immediate termination if License Fees payable under Section
4.1 are not received within seven (7) days from the date due, and Royalty and Minimum Royalty payments under Sections 4.2 and 4.3 are not received within forty-five (45) days from the date due.

      8.3 Additional Termination Rights of Akesis. In addition to the termination rights set forth in Section 8.2, Akesis shall have the right to terminate this Agreement as follows:

      (a) Upon written notice to GS in the event that GS has not completed the First Financing within ninety (90) days of the Effective Date; provided, however, that if, at the end of such ninety (90) day period, GS has executed a term sheet or similar documentation with one or more Third Parties regarding the First Financing, then GS shall have an additional sixty (60) days to complete the First Financing, and if GS has not completed the First Financing prior to the end of such additional sixty (60) day period, then Akesis may terminate this Agreement upon written notice to GS; or

      (b) Upon written notice to GS in the event that GS has not completed the Second Financing prior to the Product Launch Date.

      8.4 Additional Termination Rights of GS. In addition to the termination rights set forth in Section 8.2, GS shall have the right to terminate this Agreement at any time during the Marketing Test Period, if GS, in its sole and absolute discretion, elects not to proceed with the licensing arrangement contemplated herein and provides Akesis written notification of the same (the "Notice").

8.5   Effect of Termination; Surviving Obligations.

      (a) Upon termination of this Agreement pursuant to Sections 8.1, 8.2, 8.3, and 8.4, or upon expiration of this Agreement in accordance with its terms:

            (i) the license granted by Akesis to GS in Article 2 shall terminate;

            (ii) for consideration totaling US$1.00 (one dollar), GS shall transfer and assign to Akesis all of its right, title and interest in and to the Trademarks and all goodwill associated with or attached to the Trademarks arising out of the use thereof by GS and its Affiliates and shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effectuate such assignment to Akesis;

            (iii) in the event of any expiration or termination of this Agreement, Akesis shall, and it hereby does, grant to GS a non-exclusive, royalty-bearing license, without the right to sublicense, under the Licensed Technology to Commercialize any Products in inventory or ordered and/or accepted as of the date of the termination or expiration of this Agreement, subject to GS' compliance and payment of royalty payments in accordance with Section 4.2 (but not minimum royalties under Section 4.3) and all other applicable provisions of this Agreement. (the "Sunset Period"). The foregoing license includes the right to use the Trademarks in connection with the Commercialization of the Products during the Sunset Period.

            (iv) Akesis shall, and it hereby does, grant to GS a non-exclusive, royalty-bearing license, without the right to sublicense, under the Licensed Technology to Commercialize the Products in the Territory solely for sale or distribution to customers existing prior to such termination (as evidenced by the consummation by such customer of at least one (1) SKU of Product, including payment in full therefor, prior to termination of this Agreement), subject to the ongoing compliance and payment of royalty payments in accordance with
Section 4.2 (but not minimum royalties under Section 4.3) and all other applicable provisions of this Agreement. The foregoing license includes the right to use the Trademarks in connection with the Commercialization of Products in the Territory, subject to the provisions of Section 3.3; and

            (v) all other rights and obligations of the parties under this Agreement shall terminate, except as set forth in this Section 8.4.

      (b) For the avoidance of doubt, in no event shall a change in control of a party be deemed to give rise to any right of termination of this Agreement by either party.

      (c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the parties under Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 5.1, 7.3 and 7.4 and Articles 6, 8, 9 and 10 shall survive expiration or termination of this Agreement.

      8.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Akesis are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy

Code. The parties agree that GS, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Akesis under the U.S. Bankruptcy Code, GS will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Akesis elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Akesis upon written request therefor by GS.

      8.7 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

9.    INDEMNIFICATION

      9.1 Indemnification by GS. GS hereby agrees to save, defend, indemnify and hold harmless Akesis, its Affiliates and their respective directors, officers, employees and agents (each, an "Indemnitee") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("Losses"), to which an Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of GS or its Affiliates' (i) the breach by GS of any covenant, representation or warranty contained in this Agreement; (ii) the gross negligence or willful misconduct of GS; or (iii) Commercialization of the Products, except to the extent such Losses
(a) result from the gross negligence or willful misconduct of any Indemnitee; or
(b) are indemnified by Akesis under Section 9.2 below.

      9.2 Indemnification by Akesis. Akesis hereby agrees to save, defend, indemnify and hold harmless GS, its Affiliates and their respective employees, officers, directors and agents (each, a "GS Indemnified Party") from and against any Losses to which a GS Indemnified Party may become subject as a result of any claim, demand, action or other proceeding by any Third Party based upon (i) the breach by Akesis of any covenant, representation or warranty contained in this Agreement; (ii) the gross negligence or willful misconduct of Akesis; or (iii) a suit or claim alleging that GS' Commercialization of Products (as such Products exist as of the Effective Date and with labeling that is consistent in all material respects with the labeling used by Akesis prior to the Effective Date) in the Territory in accordance with this Agreement infringes the intellectual property rights of a Third Party (the "Indemnified Claims").

      9.3 Conditions to Indemnification. The obligations of the indemnifying party under Sections 9.1 and 9.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Losses promptly after the indemnified party becomes aware of such potential Losses. In the event of the assertion or commencement by any Third Party of any suit or claim with respect to which the indemnifying party may become obligated to indemnify, hold harmless, compensate or reimburse any indemnitee pursuant to Section 9.1 or 9.2, the indemnifying party shall assume the defense of such suit or claim, at the sole expense of the indemnifying party, within the time allowed for responding to such suit or claim. In that event:

      (a) the indemnifying party shall proceed to defend such suit or claim in a diligent manner with counsel reasonably satisfactory to the indemnified party;

      (b) the indemnified party shall make available to the indemnifying party any non-privileged documents and materials in the possession of the indemnified party that may be necessary to the defense of such suit or claim;

      (c) the indemnifying party shall keep the indemnified party informed of all material developments and events relating to such suit or claim; and

      (d) the indemnified party shall have the right to participate in the defense of such suit or claim at its sole expense.

If the indemnifying party does not assume the defense of any such suit or claim within the time allowed (a "Failure to Defend"), the indemnified party may proceed with the defense of such suit or claim on its own. If the indemnified party so proceeds with the defense of any such suit or claim on its own:

            (i) all expenses relating to the defense of such suit or claim shall be borne and paid exclusively by the indemnified party; provided, however, that the indemnified party shall have the right to withhold and deduct any sum that may be owed to the indemnifying party under Section 9.1 or 9.2 from any amount otherwise payable by the indemnified party to the indemnifying party. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted;

            (ii) the indemnifying party shall make available to the indemnified party any documents and materials in the possession or control of either of the indemnifying party that may be necessary to the defense of such suit or claim; and

            (iii) the indemnified party shall keep the indemnifying party informed of all material developments and events relating to such suit or claim.

      9.4 Settlements. Neither party may settle a claim or action related to any Losses without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party or its Affiliates, employees, agents, officers and directors . Notwithstanding the foregoing, in the event of a Failure of Defend, the indemnified party shall have the right settle any such claim or action. In that event, the indemnified party shall have the right to withhold and deduct the entire settlement amount from any amount otherwise payable by the indemnified party to the indemnifying party.

      9.5 Insurance. From and after such time as GS or its Affiliates first manufactures or distributes any Product, GS, at its own expense, shall maintain product liability insurance naming Akesis as an additional insured in an amount consistent with industry standards and GS' own policies, but in no event less than one million dollars ($1,000,000) per each occurrence, subject to an aggregate limit of two million dollars ($2,000,000) per annum plus a one million dollar ($1,000,000) umbrella, during the Term of the Agreement. GS shall use its best efforts to obtain a five million dollar ($5,000,000) limit if and when available or economically feasible, on terms and conditions as determined in GS' reasonable discretion.

10.   MISCELLANEOUS PROVISIONS

      10.1 Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement (excluding, in any event, any dispute relating to patent scope, validity or infringement arising under this Agreement) that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in San Diego County, California before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS' panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic or punitive damages, or (ii) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in part
(i) of this sentence will not apply if such damages are statutorily imposed. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief they deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements and/or the fees and costs of the arbitrator. Each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence. Judgment upon the award rendered by the panel shall be final and nonappealable and may be entered in any court having jurisdiction thereof. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys fees, to be paid by the party against whom enforcement is ordered.

      10.2 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including, without limitation, the Letter of Intent dated July 26, 2002, by and between the parties hereto. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

      10.3 Relationship Between the Parties. The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

      10.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

      10.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

      10.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

      10.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

      10.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

      If to Akesis, notices must be addressed to:

                        Akesis Pharmaceuticals, Inc.
                        4370 La Jolla Village Drive, Suite 685
                        San Diego, CA  92122
                        Attention:  Kevin Kinsella
                        Telephone: (858) 546-2460
                        Facsimile: (858) 546-2470


      If to GS, notices must be addressed to:

                        Gender Sciences, Inc.
                        10 West Forest Avenue
                        Englewood, New Jersey 07631
                        Attention:  Gene Terry, Chairman
                        Telephone: (201) 569-1188
                        Facsimile: (201) 569-3224


      With a copy to:

                        Foley & Lardner
                        402 West Broadway, 23rd Floor
                        San Diego, California  92101
                        Attention:  Kenneth D. Polin, Esq.
                        Telephone: (619) 685-4615
                        Facsimile: (619) 234-3510

      10.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than the obligation to make payment when due) by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten
(10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

      10.10 Legal Fees. If any party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result.

      10.11 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

      10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including the Exhibit attached hereto and incorporated herein by reference.

AKESIS PHARMACEUTICALS, INC.              GENDER SCIENCES, INC.



By:    /s/ GARY KEELING                   By:    /s/ EUGENE TERRY
------------------------------------      -------------------------------------

Name:  Gary Keeling                       Name:  Eugene Terry
------------------------------------      -------------------------------------

Title: President and CEO                  Title: Chairman
------------------------------------      -------------------------------------



                      [Signature Page to License Agreement]

                                    EXHIBIT A

                    Licensed Patents as of the Effective Date




      1) US Patent 5,962,030, issued October 5, 1999 - "Dietary Supplement and Method of Treatment for Diabetic Control"

      2) US Patent 6,203,819 issued March 20, 2001 - "Dietary Supplement and Method of Treatment for Diabetic Control"

                                    EXHIBIT B

                                     Product

            Any product, other than an FDA approved drug or prescription pharmaceutical product, in any form, formulation, or derivative hereof developed or based on the following micronutrient supplements:

            Akesis Product Label (attached)